Exhibit 11

March 26, 2009

BlackRock Global Opportunities Equity Trust
100 Bellevue Parkway
Wilmington, Delaware 19809

Re:	BlackRock Global Opportunities Equity Trust —
Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as special counsel to BlackRock Global Opportunities Equity Trust, a statutory trust created under the Delaware Statutory Trust Act (the "Trust"), in connection with the issuance of the Trust's common shares of beneficial interest, par value $.001 per share, to be issued pursuant to each Agreement and Plan of Reorganization (each, an "Agreement and Plan of Reorganization") between the Trust and BlackRock Global Equity Income Trust ("BFD"), a Delaware statutory trust, and between the Trust and BlackRock World Investment Trust ("BWC" and, collectively with BFD, the "Target Funds"), a Delaware statutory trust (collectively, the "Shares").

This opinion is being furnished in accordance with the requirements of Item 16 of the Form N-14 registration statement under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act").

In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a) the registration statement of the Trust on Form N-14 (File Nos. 333-157207 and 811-21729), as filed with the Securities and Exchange Commission (the "Commission") on February 10, 2009, and as amended by Pre-Effective Amendment No. 1 to be filed herewith under the 1933 Act and the 1940 Act (such registration statement, as so amended and proposed to be amended, being hereinafter referred to as the "Registration Statement");

BlackRock Global Opportunities Equity Trust
March 26, 2009

(b) the Certificate of Trust of the Trust, as filed with the Secretary of State of the State of Delaware on March 9, 2005 (the "Certificate of Trust");

(c) the Agreement and Declaration of Trust of the Trust, dated as of March 9, 2005, and certified by the Secretary of the Trust as currently in effect (the "Agreement and Declaration of Trust");

(d) the Amended and Restated By-Laws of the Trust, dated as of May 29, 2008, and certified by the Secretary of the Trust as currently in effect (the "Amended and Restated By-Laws" and, collectively with the Certificate of Trust and the Agreement and Declaration of Trust, the "Governing Documents");

(e) a specimen certificate representing the Shares, as filed with the Commission on May 25, 2005;

(f) a draft of each Agreement and Plan of Reorganization, as filed with the Commission on February 10, 2008; and

(g) certain resolutions adopted by the Board of Trustees of the Trust (the "Board of Trustees") relating to the issuance and sale of the Shares and related matters.

In such examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or other copies and the authenticity of the originals of such latter documents. As to any facts material to such opinion which were not independently established, we have relied on statements or representations of officers and other representatives of the Trust or others.

For purposes of this opinion, we have further assumed (i) that the Agreement and Declaration of Trust and the Certificate of Trust are in full force and effect and have not been amended, (ii) the due formation and valid existence in good standing of each party (other than the Trust) to the documents examined by us under the laws of Delaware, (iii) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (iv) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (v) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement, (vi) that the Agreements and Plans of Reorganization and the Reorganizations contemplated thereafter are approved by all necessary Delaware statutory trust actions on the part of the Trust and the Target Funds, and (vii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Documents and the respective Agreements and Plans of Reorganization, as applicable, the satisfaction of all conditions precedent to the issuance of Shares pursuant to the respective Agreements and Plans of Reorganization and compliance with all other terms, conditions and restrictions set forth in the Agreements and Plans of Reorganization and the Governing Documents in connection with the issuance of Shares.

BlackRock Global Opportunities Equity Trust
March 26, 2009

Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to any laws other than the Delaware Statutory Trust Act.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, we are of the opinion that the Shares of the Trust to be issued and delivered to shareholders of the Target Funds pursuant to the terms of the respective Agreements and Plans of Reorganization, upon issuance, will be legally issued, fully paid and, except as provided for in Section 3.8 of the Agreement and Declaration of Trust of the Trust, nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 11 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP